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                 [Letterhead of Simpson Thacher & Bartlett LLP]

                                                               August 12, 2003

Cohen & Steers REIT and Preferred Income Fund, Inc.
757 Third Avenue
New York, New York 10017

Ladies and Gentlemen:

          We have acted as counsel to Cohen & Steers REIT and Preferred Income Fund, Inc., a closed-end management investment company organized as a Maryland corporation (the "Company"), in connection with the Registration Statement on Form N-2, File Nos. 333-106347 and 811-21326 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of 3,280 shares of Series M7 taxable auction market preferred stock, 3,280 shares of Series T7 taxable auction market preferred stock, 3,280 shares of Series W7 taxable auction market preferred stock, 3,280 shares of Series TH7 taxable auction market preferred stock, 3,280 shares of Series F7 taxable auction market preferred stock, 2,800 shares of Series W28A taxable auction market preferred stock, 2,800 shares of Series W28B taxable auction market preferred stock, and 2,800 shares of Series W28C taxable auction market preferred stock, each par value $.001 per share, with a liquidation preference of $25,000 per share (collectively, the "Shares"), in connection with the offering described in the Registration Statement.

          We have examined the Registration Statement and specimen share certificates which have been filed with the Commission as an exhibit to the Registration Statement. We




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Cohen & Steers REIT and Preferred     -2-                      August 12, 2003
   Income Fund, Inc.


also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Pricing Committee of the Board of Directors has determined certain of the terms, rights and preferences of the Shares pursuant to authority delegated to it by the Board of Directors, and the Articles Supplementary have been filed with the Maryland State Department of Assessments and Taxation, the Shares to be offered for sale pursuant to the Prospectus will have been duly authorized and, when thereafter, sold, issued and paid for in accordance with the applicable definitive underwriting agreement approved by the Board of Directors, will have been validly and legally issued and will be fully paid and nonassessable.

          Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP dated the date hereof.




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Cohen & Steers REIT and Preferred     -3-                      August 12, 2003
   Income Fund, Inc.


          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and to the extent set forth herein, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing).

          We hereby consent to the filing of this opinion letter as Exhibit 2(l)(i) to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

                                           Very truly yours,


                                           /s/ Simpson Thacher & Bartlett LLP
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                                           SIMPSON THACHER & BARTLETT LLP